                                  EXHIBIT 11


                            GRAPHIC INDUSTRIES, INC.
                       COMPUTATION OF EARNINGS PER SHARE


                                           THREE MONTHS ENDED APRIL 30,
                                         -------------------------------

                                               1996             1995
                                           -----------      -----------

Net income (loss)                          $(2,409,049)     $ 2,775,856

Add interest on 7% convertible
 subordinated debentures(2)                    218,264          218,264
                                           -----------      -----------

    TOTAL                                  $(2,190,785)     $ 2,994,120
                                           ===========      ===========

Shares (1)
 Primary
  Weighted average shares
   outstanding                              11,545,409       10,676,554
 Fully Diluted
  Add common shares applicable
   to assumed conversion of 7%
   convertible subordinated
   debentures                                1,279,200        1,279,200
                                           -----------      -----------
  Weighted average shares
   outstanding, as adjusted                 12,824,609       11,955,754
                                           ===========      ===========

Primary earnings (loss) per share          $      (.21)     $       .26
                                           ===========      ===========

Fully diluted earnings (loss) per share    $      (.21)(3)  $       .25
                                           ===========      ===========


(1) No significant dilutive common stock equivalents were outstanding in any year.
(2)  Net of income tax effect.
(3) Fully diluted earnings per share, as computed, were not dilutive and therefore, equal primary earnings per share.